Exhibit 99.2

Contact:	LeAnne Zumwalt
DaVita Inc.
650 696-8910

Federal Trade Commission Completes Review

El Segundo, California, October 4, 2005 – DaVita Inc. (NYSE: DVA) announced today that the Federal Trade Commission (FTC) has completed its review of DaVita’s acquisition of Gambro Healthcare U.S. and has issued a consent order allowing for the closing of the acquisition. The terms of the consent order require DaVita to divest sixty-seven dialysis centers within ten days, and three centers within 60 days, of the completion of its acquisition of Gambro. DaVita has entered into definitive agreements to sell all of the centers required to be divested. This includes the sale, as previously announced, of substantially all of the required divestitures to Renal Advantage, Inc. DaVita expects to complete the closing of the Gambro acquisition in early October and the required divestitures within the prescribed timeframe contained in the order.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. DaVita operates and provides administrative services to kidney dialysis centers and home peritoneal dialysis programs domestically in 37 states and the District of Columbia. As of June 30, 2005, DaVita operated or provided administrative services at 706 outpatient centers, serving approximately 57,200 patients.